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Exhibit 15.0



Letter re unaudited interim financial information

September 19, 2001



To Bracknell Corporation:

We are aware that Bracknell Corporation has incorporated by reference in its Registration Statements Nos. 333-59656 and 333-59658, its Form 10-Q for the quarter ended July 31, 2001, which includes our report dated September 14, 2001, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of those registration statements prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act. It should be noted that we have not performed any procedures subsequent to September 19, 2001.

Very truly yours,

Arthur Andersen LLP